Numerex Corp. Contact:
Alan Catherall
770 485-2527

Investor Relations Contact:
Seth Potter
646 277-1230

Exhibit 99.1                                                                                   Press Release

For Immediate Release

Numerex Reports Second Quarter 2011 Financial Results

Company Posts 23% Subscription Growth,
GAAP Profitable, Reaffirms Service Guidance

ATLANTA, GA July 28, 2011—Numerex Corp (NASDAQ:NMRX), a leading provider of business services, technology, and products for the worldwide machine-to-machine (M2M) market, today announced financial results for its second quarter ended June 30, 2011.

“Numerex continued with a solid performance in the second quarter, ending the first half of the year well positioned to benefit from the launch of a number of new product lines and the initiation of key client projects,” stated Stratton Nicolaides, chairperson and CEO of Numerex. “Our transition to a service model over the past few quarters and our dedicated focus on client services and turnkey solutions has yielded favorable results.  We believe that the Company’s services opportunity and sales funnels remain robust with a number of diversified M2M projects, specifically several broadband, medical device, and energy services companies.”

Key metrics for the second quarter of 2011 include:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
M2M Service Revenues ($ millions)	9.4	8.1	18.4	16.0
M2M Hardware Revenues ($ millions)	4.7	6.3	9.2	11.1
Gross Margin	43.8%	43.0%	44.0%	43.5%
GAAP Net Earnings ($ thousands)	340	387	570	356
Earnings per share ($)	0.02	0.03	0.04	0.02
New subscriptions	42,000	50,000	95,000	90,000
Cumulative subscriptions	1,266,000	1,027,000	1,266,000	1,027,000

The Company’s Financial Highlights include:

•
Increased subscriptions by 23% to 1,266,000 at the end of the second quarter of 2011, compared to 1,027,000 recorded at the end of the second quarter of 2010.  During the quarter ended June 30, 2011, the Company added 42,000 net subscriptions, as compared to 50,000 net subscriptions added in the second quarter of 2010.

•
Reported M2M revenues of $14.2 million in the second quarter of 2011, compared to $14.4 million in the second quarter of 2010.  During the quarter ended June 30, 2011, the Company reported M2M service revenues of $9.4 million and M2M hardware revenues of $4.7 million compared to $8.1 million in service revenues and $6.3 million in hardware revenues, respectively, during the same period in 2010.

•	Consolidated gross margin for the three months ended June 30, 2011 was 43.8% compared to 43.0% during the same period in 2010.

•	GAAP net earnings for three and six months ended June 30, 2011 were $340,000 and $570,000 respectively compared to $387,000 and $356,000 for the same periods in 2010.

•
Numerex ended the second quarter of 2011 with cash and cash equivalents of $10.5 million compared to $4.1 million at the end of the first quarter of 2011.  The increase in cash and cash equivalents was primarily due to the drawdown of $6.0 million from our credit facility as well as positive cash flow from operations.

Mr. Nicolaides added, “Our focus on services has resulted in an increased demand for use of our M2M platforms. The Company has generated incremental service revenues of $1.3 million in the second quarter and $2.4 million for the six months when compared to the same periods last year. We have discontinued the sale of hardware that did not lead to a recurring subscription and service revenue, which totaled nearly $4 million in the first six months of 2010. As a result, despite the loss of margin from hardware and the costs associated with gearing up our managed services operations, we have generated GAAP earnings of four cents per share for the first six months of the year and have improved our overall gross margins. We believe that our operating leverage remains strong and we expect to drive an improvement in our operating margins as revenues increase.”

The Company’s Operational Highlights include:

•
Announced it is a member of two gold Value Chain Award winning teams recognized during the recent Connected World Conference sponsored by Connected World magazine.  The company won awards in both the Hospitality and Supply Chain and Logistics categories.

•	Opened its London office and announced a collaboration with Arkessa Limited, a UK-based M2M wireless service provider to foster Numerex's advance in the European M2M market.

•	Announced that the Company's GSM communicators for commercial burglary and fire applications have received Underwriters Laboratory (UL) Listing.

•	Continued to actively participate in M2M standards-related activity with major standardization organizations from around the world.

Mr. Nicolaides continued, “While we achieved strong growth in subscriptions from our M2M Business Solutions and Residential and Commercial Security businesses, the combination of a continuing lag in economically sensitive markets, such as sub-prime vehicle tracking and real estate, extended trials of our broadband customers’ home automation and security products, and our focus on higher-value vertical markets has lead to a slower growth rate in our subscriptions.  As a result, we are lowering our annual subscription growth guidance to a range of 20% to 25%.  We are re-affirming our previously issued guidance that M2M service revenue will grow in the range of 18% to 23% for 2011.”

Quarterly Conference Call
Numerex will discuss its quarterly results via teleconference today at 9:00 a.m. Eastern Time. Please dial (877) 551-8082 or if outside the U.S. and Canada, (904) 520-5770 to access the conference call at least five minutes prior to the 9:00 a.m. ET start time. A live webcast and replay of the call will also be available at http://www.numerex.com under the Investor Relations section.  An audio replay will be available via the Numerex web site beginning two hours after the call end.

About Numerex
Numerex Corp (NASDAQ: NMRX) is a leading provider of machine-to-machine (M2M) business services, technology, and products used in the development and support of M2M solutions for the enterprise and government markets worldwide. The Company offers Numerex DNA® that includes hardware and smart Devices, cellular and satellite Network services, and software Applications that are delivered through Numerex FAST® (Foundation Application Software Technology). Customers typically subscribe to device management, network, and application services through hosted platforms. Business services enable the development of efficient, reliable, and secure solutions while simplifying and speeding up deployment through streamlined processes and comprehensive integration services. Numerex is ISO 27001 information security-certified. "Machines Trust Us®" represents the Company's focus on M2M data security, service reliability, and round-the-clock support of its customers' M2M solutions. For additional information, please visit www.numerex.com.

This press release contains, and other statements may contain, forward-looking statements with respect to Numerex future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding growth trends and activities. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "assume," "strategy," "plan," "outlook," "outcome," "continue," "remain," "trend," and variations of such words and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. Numerex cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. These forward-looking statements speak only as of the date of this press release, and Numerex assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements and future results could differ materially from historical performance.

The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: our inability to reposition our platform to capture greater recurring service revenues; the risks that a substantial portion of revenues derived from government contracts may be terminated by the government at any time; variations in quarterly operating results; delays in the development, introduction, integration and marketing of new services; customer acceptance of services; economic conditions resulting in decreased demand for our products and services; the risk that our strategic alliances and partnerships will not yield substantial revenues; changes in financial and capital markets, and the inability to raise growth capital; the inability to attain revenue and earnings growth; changes in interest rates; inflation; the introduction, withdrawal, success and timing of business initiatives and strategies; competitive conditions; the inability to realize revenue enhancements; disruption in key supplier relationships and/or related services; and extent and timing of technological changes. Numerex SEC reports identify additional factors that can affect forward-looking statement.

-continued-

Numerex Corp.
Condensed Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Q211 v Q210		Six Months Ended
	06/30/11	06/30/10	Change	% Change	06/30/11	06/30/10	Change	% Change
Net sales:
Hardware	$4,751	$6,467	$(1,716)	-27%	$9,336	$11,285	$(1,949)	-17%
Service	9,622	8,431	1,191	14%	18,806	16,635	2,171	13%
Total net sales	14,373	14,898	(525)	-4%	28,142	27,920	222	1%
Cost of hardware sales	4,117	5,066	(949)	-19%	8,043	9,102	(1,059)	-12%
Cost of services	3,956	3,425	531	16%	7,713	6,659	1,054	16%
Gross Profit	6,300	6,407	(107)	-2%	12,386	12,159	227	2%
	43.8%	43.0%			44.0%	43.5%
Sales and marketing expenses	2,229	1,759	470	27%	4,397	3,546	851	24%
General, administrative and legal expenses	2,271	2,517	(246)	-10%	4,469	4,916	(447)	-9%
Engineering and development expenses	574	780	(206)	-26%	1,168	1,372	(204)	-15%
Bad Debt Expense	98	107	(9)	-8%	179	164	15	9%
Depreciation and amortization	766	860	(94)	-11%	1,541	1,732	(191)	-11%

Operating earnings	362	384	(22)	-6%	632	429	203	47%
Interest expense	(21)	(5)	(16)	320%	(47)	(19)	(28)	147%
Other income	15	-	15	nm	15	(40)	55	-138%
Earnings before tax	356	379	(23)	-6%	600	370	230	62%
Provision (benefit) for income tax	16	(8)	24	-300%	30	14	16	114%
Net earnings	$340	$387	$(47)	-12%	$570	$356	$214	60%

Basic earnings per common share	$0.02	$0.03			$0.04	$0.02
Diluted earnings per common share	$0.02	$0.03			$0.04	$0.02
Number of shares used in per share calculation
Basic	15,053	15,074			15,019	15,076
Diluted	15,844	15,234			15,767	15,226

-continued-

Numerex Corp.
Supplemental Sales Information
(in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(In thousands)	2011	2010	change	% change	2011	2010	change	% change
Net Sales:
M2M Services Group
Hardware	$4,705	$6,305	$(1,600)	-25.4%	$9,177	$11,061	$(1,884)	-17.0%
Services	9,446	8,128	1,318	16.2%	18,442	16,038	2,404	15.0%
Sub-Total	14,151	14,433	(282)	-2.0%	27,619	27,099	520	1.9%
Other Service
Hardware	46	162	(116)	-71.6%	159	224	(65)	-29.0%
Services	176	303	(127)	-41.9%	364	597	(233)	-39.0%
Sub-Total	222	465	(243)	-52.3%	523	821	(298)	-36.3%

Total Net Sales
Hardware	4,751	6,467	(1,716)	-26.5%	9,336	11,285	(1,949)	-17.3%
Service	9,622	8,431	1,191	14.1%	18,806	16,635	2,171	13.1%
Total	$14,373	$14,898	$(525)	-3.5%	$28,142	$27,920	$222	0.8%

-continued-

Reconciliation of Non-GAAP net  earnings

The following table reconciles a non-GAAP financial measure to the most directly comparable financial measure prepared in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP).  These non-GAAP financials use “net earnings before non-cash items and litigation related fees” as an additional measure of our operating performance.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, GAAP financial measures, which should be considered as the primary financial metrics for evaluating our financial performance. Significantly, non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. Instead, they are based on subjective determinations by management designed to supplement our GAAP financial measures. They are subject to a number of important limitations and should be considered only in conjunction with our consolidated financial statements prepared in accordance with GAAP.  Accordingly, investors should exercise caution when evaluating our non-GAAP financial measures.

Despite these limitations, we believe our non-GAAP financial measures provide meaningful supplemental information about our operating results, primarily because they exclude non-cash items and litigation related expenses that we do not believe are indicative of the ongoing operating performance of our business. Although these items should properly be considered in our GAAP financial measures, we believe they should be excluded when evaluating our current operating performance.

The following table reconciles the specific items excluded from GAAP net earnings in the calculation of non-GAAP  net earnings for the periods indicated below:

Reconciliation of Non-GAAP Measures
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
(in thousands)
Net earnings (GAAP)	$340	$387	$570	$356

Non-cash compensation	237	225	430	488
Litigation related fees	-	331	-	524
Depreciation and amortization	766	860	1,541	1,732
Net earnings before non-cash items	$1,343	$1,803	$2,541	$3,100

-continued-

NUMEREX CORP.
Consolidated Balance Sheets
(In thousands)
	June 30,	December 31,
	2011	2010
	unaudited
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,543	$10,251
Restricted cash	265	265
Accounts receivable, less allowance for doubtful accounts of $489
at June 30, 2011 and $356 at December 31, 2010:	6,502	6,518
Inventory	4,989	4,820
Prepaid expenses and other current assets	1,633	1,926
TOTAL CURRENT ASSETS	23,932	23,780

Property and equipment, net	1,453	1,392
Goodwill, net	23,787	23,787
Other intangibles, net	4,454	4,741
Software, net	2,938	3,115
Other assets - long term	1,451	331

TOTAL ASSETS	$58,015	$57,146
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$5,972	$7,507
Other current liabilities	1,094	3,765
Note payable	6,000	-
Deferred revenues	1,837	1,864
Obligations under capital leases	463	447
TOTAL CURRENT LIABILITIES	15,366	13,583

LONG TERM LIABILITIES
Obligations under capital leases and other long-term liabilities	-	237
Deferred income taxes	-	-
Other long term liabilities	542	608
TOTAL LONG TERM LIABILITIES	542	845

COMMITMENTS AND CONTINGENCIES (Note M)

SHAREHOLDERS’ EQUITY
Preferred stock - no par value; authorized 3,000,000; none issued	-	-
Class A common stock - no par value, authorized 30,000,000, issued 16,626,082 shares at June 30, 2011 and 16,362,937 shares at December 31, 2010;
outstanding 15,064,440 shares at June 30, 2011 and 15,122,128 shares
at December 31, 2010	59,025	57,696
Class B common stock – no par value; authorized 5,000,000; none issued	-	-
Additional paid-in-capital	6,791	6,403
Treasury stock, at cost, 1,561,642 shares on June 30, 2011
and 1,240,89 shares on December 31, 2010	(8,136)	(5,239)
Accumulated other comprehensive earnings (loss)	(1)	-
Retained deficit	(15,572)	(16,142)
TOTAL SHAREHOLDERS' EQUITY	42,107	42,718
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$58,015	$57,146

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